Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
of REGI U.S., Inc.

We consent to the use of our report dated August 9, 2005 on the financial statements of REGI U.S., Inc. accumulated from July 27, 1992 (Date of Inception) to April 30, 2005 that are included in the Company’s Form 10-KSB, which is included, by reference in the Company’s Form S-8.

/s/ MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS

July 29, 2008